Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-177784, 333-174797, 333-167548, 333-163975, 333-147256, 333-139502, 333-109857, 333-96081, 333-92204, 333-66289 and 333-4412) of IXYS Corporation of our report dated September 10, 2013, relating to the statements of assets acquired and statements of net revenues and direct operating expenses of the MCU Business, which appears in the Current Report on Form 8-K of IXYS Corporation dated June 27, 2013, as amended.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

September 10, 2013